Exhibit 99.1

PAUL A. LEFF ELECTED TO MARCUS CORPORATION BOARD OF DIRECTORS
MILWAUKEE, August 5, 2025…Marcus Corporation  (NYSE: MCS) today announced that Paul A. Leff has been elected as a director of the company. Leff is the founder of Warbasse67, a family office investment firm. Prior to this role, he co-founded Perry Capital, a New York City-based hedge fund firm, and served as its managing director and chief investment officer. In addition, Leff has been a limited partner of the Las Vegas Raiders since 2007.
“Paul’s accomplishments in financial management and strategic planning will be invaluable as we continue to seek growth opportunities for both Marcus Theatres and Marcus Hotels & Resorts,” said Gregory S. Marcus, chairman and chief executive officer of Marcus Corporation. “Our Board is comprised of accomplished business leaders with a diverse range of experiences, and Paul’s contributions will meaningfully add to their thoughtful guidance and oversight of our Company.”
Leff is currently a trustee of the Wisconsin Alumni Research Foundation at the University of Wisconsin – Madison. He is also a founding member of the Wisconsin Naming Partners and served as a director of the University of Wisconsin Foundation. Leff received a bachelor’s degree in finance and economics as well as a master’s degree in finance from the University of Wisconsin – Madison.

About Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and

BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

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For additional information, contact:
Investors: Chad Paris
(414) 905-1100
investors@marcuscorp.com

Media: Megan Hakes
(414) 788-6599
Megan.Hakes@hprstrategies.com

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